FEDERAL AGRICULTURAL MORTGAGE CORPORATION
CERTIFICATE OF DESIGNATION OF TERMS AND CONDITIONS
of
4.875% NON-CUMULATIVE PREFERRED STOCK, SERIES G
(par value $25.00 per share; liquidation preference $25.00 per share)
I, Stephen P. Mullery, Executive Vice President—General Counsel and Secretary of the Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States of America (“Farmer Mac”), do hereby certify that, pursuant to authority granted by Section 8.4(e) of the Farm Credit Act of 1971, as amended (12 U.S.C. §§ 2279aa-4(e)), the Board of Directors of Farmer Mac (the “Board of Directors”) adopted resolutions on May 12, 2021, which resolutions are now, and at all times since such dates have been, in full force and effect, and that the Pricing Committee of the Board of Directors, pursuant to the authority delegated to it by such resolutions, approved the final terms of the public issuance and sale of the preferred stock of Farmer Mac designated above.
The 4.875% Non-Cumulative Preferred Stock, Series G shall have the following designation, powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms, and conditions:
1.    Designation, Par Value, Number of Shares, and Seniority
The class of preferred stock of Farmer Mac created hereby (the “Preferred Stock”) shall be designated “4.875% Non-Cumulative Preferred Stock, Series G,” shall have a par value of $25.00 per share and a liquidation preference of $25.00 per share and shall consist of 5,000,000 shares. The Board of Directors, or a duly authorized committee thereof, shall be permitted to increase the authorized number of such shares at any time and from time to time. The Preferred Stock shall rank senior to the Class A Voting Common Stock, Class B Voting Common Stock, and Class C Non-Voting Common Stock of Farmer Mac (collectively, the “Common Stock”), and on parity with the outstanding 6.000% Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series C, the outstanding 5.700% Non-Cumulative Preferred Stock, Series D, the outstanding 5.750% Non-Cumulative Preferred Stock, Series E, and the outstanding 5.250% Non-Cumulative Preferred Stock, Series F of Farmer Mac (collectively, the “Outstanding Parity Preferred Stock”), in each case to the extent provided in this Certificate.
2. Dividends
(a)    Subject to paragraphs (2) and (3) of Section 8.4(c) of the Farm Credit Act of 1971, as amended (12 U.S.C. §§ 2279aa-4(c)), holders of outstanding shares of the Preferred Stock shall be entitled to receive, ratably, when, as, and if declared by the Board of Directors, in its sole discretion, out of funds legally available for dividend payments, on a non-cumulative basis, quarterly cash dividends at the annual rate of 4.875% of the liquidation preference of the Preferred Stock, or $1.21875 per share per year of Preferred Stock. Dividends on the Preferred Stock shall be payable when, as, and if declared by the Board of Directors, on January 17, April 17, July 17 and October 17 of each year (each, a “Dividend Payment Date”), beginning on July 17, 2021. If a Dividend Payment Date is not a “Business Day,” the related dividend (if declared) shall be paid on the next Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. For these purposes, “Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which New York City banks are closed, or (iii) a day on which the offices of Farmer Mac are closed. The “Dividend Period” relating to a Dividend Payment Date shall be the period from, but not including, the preceding Dividend Payment Date (or from, but not including, May 27, 2021 in the case of the first Dividend Payment Date) (regardless of whether or not a dividend was declared and paid for such previous Dividend Period) through and including the related Dividend Payment Date. If declared, the dividend payable in respect of a Dividend Period shall be $0.3046875 per share, or such lesser amount as the Board of Directors may determine; provided, however, that the dividend, when, as, and if declared by the Board of Directors, for the first Dividend Period shall be $0.1692708333 per share, or such lesser amount as the Board of Directors may determine. The amount of dividends payable for any period shorter than a full quarterly Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to holders of record of outstanding shares of the Preferred Stock as they appear in the books and records of Farmer Mac on the record date fixed by the Board of Directors, not to be earlier than 45 days nor later than 10 days preceding the applicable Dividend Payment Date. Notwithstanding any other provision hereof to the contrary, dividends on the Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause Farmer Mac to fail to comply with laws or regulations applicable thereto, including any applicable capital adequacy requirements.
(b)    No dividends shall be declared or paid or set apart for payment on the Common Stock or any other class or series of stock ranking junior to the Preferred Stock unless full dividends have been declared and paid for the then-current Dividend Period or set apart or ordered by our Board of Directors to be set apart for payment on the outstanding Preferred Stock in respect of the then-current Dividend Period. The foregoing dividend preference shall not in any way create any claim or right in favor of the holders of the Preferred Stock in the event that Farmer Mac shall not have declared or paid or set apart or the Board of Directors shall not have ordered to be set apart dividends on the Preferred Stock in respect of any prior Dividend Period. In the event that Farmer Mac shall not declare any one or more dividends or any part thereof on the Preferred Stock, the holders of the Preferred Stock shall not have any claim in respect of such non-payment.
(c)    Full dividends will not be declared or paid or set apart for payment on any outstanding class or series of stock issued by Farmer Mac of equal priority as to dividends as the Preferred Stock, including the Outstanding Parity Preferred Stock, unless dividends on the Preferred Stock for the then-current Dividend Period are declared and paid or set apart for payment in full. The Board of Directors may, in its discretion, choose to declare and pay less than a full dividend on the Preferred Stock. In the event that the Board of Directors declares less than a full dividend on the Preferred Stock and/or any other outstanding class or series of stock of equal priority as to dividends, including the Outstanding Parity Preferred Stock, the Board of Directors shall declare dividends on the Preferred Stock and such other outstanding stock, as applicable, on a proportional basis such that the amount of such dividends declared per share shall bear to each other the same ratio that full dividends per share for the then-current Dividend Period on the Preferred Stock and full dividends per share on any such other outstanding stock of equal priority as to dividends, bear to each other; provided, that, solely for purposes of calculating the ratio set forth in the foregoing sentence, the amount of full dividends per share for the then-current Dividend Period on the Preferred Stock and/or the full dividends per share on any such other outstanding stock of equal priority, as applicable, shall be increased by the amount per share of dividends that have been declared but not paid in respect of such stock, if any.
(d)    Notwithstanding any other provision of this Certificate, the Board of Directors, in its sole discretion, may choose to pay dividends on the Preferred Stock without the payment of any dividends on the Common Stock or any other outstanding class or series of stock ranking junior to the Preferred Stock with respect to the payment of dividends.
(e)    No dividend shall be declared or paid or set apart for payment on any shares of the Preferred Stock if at the same time any arrears or default exists in the payment of dividends on the Preferred Stock or on any outstanding class or series of stock of Farmer Mac ranking senior to or (except as provided herein) on parity with the Preferred Stock with respect to the payment of dividends, including the Outstanding Parity Preferred Stock. If and whenever dividends, having been declared, shall not have been paid in full, as aforesaid, on shares of the Preferred Stock and on the shares of any other class or series of stock of Farmer Mac ranking on parity with the Preferred Stock with respect to the payment of dividends, all such dividends that have been declared on shares of the Preferred Stock and on the shares of any such other class or series shall be paid pro rata, so that the respective amounts of dividends paid per share on the Preferred Stock and on such other class or series shall in all cases bear to each other the same ratio that the respective amounts of dividends declared but unpaid per share on the shares of the Preferred Stock and on the shares of such other class or series bear to each other.

(f)    Holders of shares of the Preferred Stock shall not be entitled to any dividends, whether payable in cash or in property, other than as herein provided and shall not be entitled to interest, or any sum in lieu of interest, on or in respect of any dividend payment.
(g)    If Farmer Mac defaults on the payment of the equivalent of six quarters of declared dividends (regardless of whether such quarters are consecutive quarters), then the holders of the Preferred Stock will have the right to elect two observers to the Board of Directors.
3.    Optional Redemption
(a)    The Preferred Stock shall not be redeemable before July 17, 2026. On that date and on any Dividend Payment Date thereafter, subject to the notice provisions set forth in Section 3(b) below and to any further limitations that may be imposed by law, Farmer Mac may redeem the Preferred Stock, in whole or in part, out of funds legally available therefor, at the redemption price of $25.00 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of any declared and unpaid dividends through and including the date of redemption. If less than all of the outstanding shares of the Preferred Stock are to be redeemed, Farmer Mac shall select shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible).
(b)    In the event Farmer Mac shall redeem any or all of the Preferred Stock, Farmer Mac shall give notice of such redemption by first class mail, postage prepaid, mailed neither less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares of the Preferred Stock being redeemed, at such holder’s address as the same appears in the books and records of Farmer Mac; provided, that, if the Preferred Stock is held in book-entry form through DTC, Farmer Mac may give such notice in any manner permitted by DTC. Each such notice shall state the number of shares to be redeemed, the redemption price, the redemption date, and the procedures a holder must follow to submit its shares of Preferred Stock for redemption. Failure to duly give notice, or any defect in the notice, to any holder of the Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of the Preferred Stock being redeemed.
(c)    If any redemption date is not a Business Day, payment of the redemption price may be made on the next Business Day with the same force and effect as if made on the redemption date, and no interest, additional dividends or other sums will accrue on the amount payable from the redemption date to the next Business Day.
(d)    Notice having been mailed as aforesaid, from and after the redemption date specified therein and upon payment of the consideration set forth in Section 3(a) above, said shares of the Preferred Stock shall no longer be deemed to be outstanding, and all rights of the holders thereof as holders of the Preferred Stock shall cease, with respect to shares so redeemed.
(e)    Any shares of the Preferred Stock so redeemed shall, after such redemption, no longer have the status of issued or outstanding shares.
(f)    The Preferred Stock shall not be subject to any mandatory redemption, sinking fund, or other similar provisions. In addition, holders of the Preferred Stock shall have no right to require redemption of any shares of the Preferred Stock.
4.    No Voting Rights
Except as set forth in Section 9, the shares of the Preferred Stock shall not have any voting powers, either general or special, or have any consent rights.

5.    No Conversion or Exchange Rights
The holders of shares of the Preferred Stock shall not have any right to convert such shares into or exchange such shares for any other class or series of stock or obligations of Farmer Mac.
6.    No Preemptive Rights
No holder of the Preferred Stock shall, as such holder, be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any new or additional issue of other shares, rights, options, or other securities of any class of Farmer Mac whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.
7.    Liquidation Rights and Preference
(a)    Except as otherwise set forth herein, upon the voluntary or involuntary dissolution, liquidation, or winding up of Farmer Mac, after payment of or provision for the liabilities of Farmer Mac and the expenses of such dissolution, liquidation, or winding up, the holders of the outstanding shares of the Preferred Stock shall be entitled to receive out of the assets of Farmer Mac available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock or any other class or series of stock of Farmer Mac ranking junior to the Preferred Stock upon liquidation, the amount of $25.00 per share plus an amount, determined in accordance with Section 2 above, equal to the amount of any declared and unpaid dividends through and including the date of payment in respect of such dissolution, liquidation, or winding up. The holders of the outstanding shares of any class or series of stock of Farmer Mac ranking on parity with the Preferred Stock upon liquidation, including the Outstanding Parity Preferred Stock, shall be entitled to receive out of the assets of Farmer Mac available for distribution to stockholders, before any such payment or distribution shall be made on the Common Stock or any other class or series of stock of Farmer Mac ranking junior to the Preferred Stock and to such parity stock upon dissolution, liquidation, or winding up, any corresponding preferential amount to which the holders of such parity stock may, by the terms thereof, be entitled; provided, however, that if the assets of Farmer Mac available for distribution to stockholders shall be insufficient for the payment in full of the aggregate amount to which the holders of the outstanding shares of the Preferred Stock and the holders of the outstanding shares of such parity stock shall be entitled to receive upon such dissolution, liquidation, or winding up of Farmer Mac as aforesaid, then, subject to paragraph (b) of this Section 7, all of the assets of Farmer Mac available for distribution to stockholders shall be distributed to the holders of outstanding shares of the Preferred Stock and to the holders of outstanding shares of such parity stock pro rata, so that the amounts so distributed to holders of the Preferred Stock and to holders of such classes or series of such parity stock, respectively, shall bear to each other the same ratio that the respective distributive amounts to which they are so entitled bear to each other. After the payment of the aforesaid amounts to which they are entitled, the holders of outstanding shares of the Preferred Stock and the holders of outstanding shares of any such parity stock shall not be entitled to any further participation in any distribution of assets of Farmer Mac. Solely for purposes of Section 8.4(e)(3) of the Farm Credit Act of 1971, as amended, the Preferred Stock shall be deemed to have a par value of $25.00 per share.
(b)    Notwithstanding the foregoing, upon the dissolution, liquidation, or winding up of Farmer Mac, the holders of shares of the Preferred Stock then outstanding shall not be entitled to be paid any amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7 unless and until the holders of any classes or series of stock of Farmer Mac ranking senior to the Preferred Stock upon liquidation shall have been paid all amounts to which such classes or series are entitled pursuant to their respective terms.
(c)    Neither the sale, lease, or exchange of all or substantially all of the property or business of Farmer Mac, nor the merger, consolidation, or combination of Farmer Mac into or with any other corporation or entity, shall be deemed to be a dissolution, liquidation, or winding up for the purpose of this Section 7.

8.    Additional Preferred Stock and Additional Classes or Series of Stock
The Board of Directors shall have the right at any time in the future to authorize, create, and issue, by resolution or resolutions, additional Preferred Stock or one or more additional classes or series of stock of Farmer Mac, and to determine and fix the distinguishing characteristics and the relative rights, preferences, privileges and other terms of the shares thereof. Any such class or series of stock may rank senior to, on parity with, or junior to the Preferred Stock as to dividends, upon liquidation, or otherwise.
9.    Amendments
Farmer Mac, by or under the authority of the Board of Directors, may amend, alter, supplement, or repeal any provision of this Certificate pursuant to the following terms and conditions:
(a)    Without the consent of the holders of the Preferred Stock, Farmer Mac may amend, alter, supplement, or repeal any provision of this Certificate to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Certificate, provided that such action shall not materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms, or conditions of the Preferred Stock.
(b)    The consent of the holders of at least two-thirds of all of the shares of the Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of the Preferred Stock shall vote together as a class, shall be necessary for authorizing, effecting, or validating the amendment, alteration, supplementation, or repeal of the provisions of this Certificate if such amendment, alteration, supplementation, or repeal would materially and adversely affect the powers, preferences, rights, privileges, qualifications, limitations, restrictions, terms, or conditions of the Preferred Stock. Notwithstanding the foregoing sentence, the 4.875% annual dividend rate, the redemption price, or the liquidation preference of the Preferred Stock shall not be reduced without the unanimous consent of the holders of all shares of the Preferred Stock. Any increase in the amount of authorized or issued Preferred Stock, or the creation and issuance of any other class or series of stock of Farmer Mac, or the issuance of additional shares of any existing class or series of stock of Farmer Mac, whether ranking senior to, on parity with, or junior to the Preferred Stock as to dividends, liquidation rights, or otherwise, shall be deemed not to constitute such an amendment, alteration, supplementation, or repeal.
(c)    Holders of the Preferred Stock shall be entitled to one vote per share on matters on which their consent is required pursuant to subparagraph (b) of this Section 9. Consents shall be effective when duly executed and delivered to Farmer Mac in accordance with the applicable procedures of DTC. In connection with any meeting of such holders, the Board of Directors shall fix a record date, neither earlier than 60 days nor later than 10 days prior to the date of such meeting, and holders of record of shares of the Preferred Stock on such record date shall be entitled to notice of and to vote at any such meeting and any adjournment. The Board of Directors, or such person or persons as it may designate, may establish reasonable rules and procedures as to the solicitation of the consent of holders of the Preferred Stock at any such meeting or otherwise, which rules and procedures shall conform to the requirements of any national securities exchange on which the Preferred Stock may be listed at such time.
10.    Priority
Any stock of any class or series of Farmer Mac shall be deemed to rank:
(a)    senior to the shares of the Preferred Stock, either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of Farmer Mac, as the case may be, in preference or priority to the holders of shares of the Preferred Stock;

(b)    on parity with shares of the Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates or amounts, dividend payment dates, or redemption or liquidation prices per share, if any, be different from those of the Preferred Stock, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of Farmer Mac, as the case may be, in proportion to their respective dividend rates or amounts or liquidation prices, without preference or priority, one over the other, as between the holders of such class or series and the holders of shares of the Preferred Stock; and
(c)    junior to shares of the Preferred Stock, either as to dividends or upon liquidation, if such class or series shall be Common Stock, or if the holders of shares of the Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, or winding up of Farmer Mac, as the case may be, in preference or priority to the holders of shares of such class or series.
11.    Notices
Any notice, demand, or other communication that by any provision of this Certificate is required or permitted to be given or served to or upon Farmer Mac shall be given or served in writing addressed (unless and until another address shall be published by Farmer Mac) to the Federal Agricultural Mortgage Corporation, 1999 K Street, N.W., 4th Floor, Washington, D.C. 20006, Attention: Executive Vice President—General Counsel and Secretary. Such notice, demand, or other communication to or upon Farmer Mac shall be deemed to have been sufficiently given or made only upon actual receipt of a writing by Farmer Mac. Any notice, demand, or other communication that by any provision of this Certificate is required or permitted to be given or served by Farmer Mac hereunder may be given or served by being deposited first class, postage prepaid, in the United States mail addressed (1) to the holder as such holder’s name and address may appear at such time in the books and records of Farmer Mac or (2) if to a person or entity other than a holder of record of the Preferred Stock, to such person or entity at such address as appears to Farmer Mac to be appropriate at such time; provided that if the Preferred Stock is held in book-entry form through DTC, Farmer Mac may give such notice in any manner permitted by DTC. Such notice, demand, or other communication shall be deemed to have been sufficiently given or made, for all purposes, upon mailing.
12.    Miscellaneous
(a)    Farmer Mac and any agent of Farmer Mac may deem and treat the holder of a share or shares of Preferred Stock, as shown in Farmer Mac’s books and records, as the absolute owner of such share or shares of Preferred Stock for the purpose of receiving payment of dividends in respect of such share or shares of Preferred Stock and for all other purposes whatsoever, and neither Farmer Mac nor any agent of Farmer Mac shall be affected by any notice to the contrary. All payments made to or upon the order of any such person shall be valid and, to the extent of the sum or sums so paid, effectual to satisfy and discharge liabilities for moneys payable by Farmer Mac on or with respect to any such share or shares of Preferred Stock.
(b)    The shares of the Preferred Stock, when duly issued, shall be fully paid and non-assessable.
(c)    Farmer Mac may at its option issue shares of Preferred Stock without certificates.
(d)    For purposes of this Certificate, the term “Farmer Mac” means the Federal Agricultural Mortgage Corporation and any successor thereto by operation of law or by reason of a merger, consolidation, or combination.
(e)    This Certificate and the respective rights and obligations of Farmer Mac and the holders of the Preferred Stock with respect to such Preferred Stock shall be construed in accordance with and governed by the laws of the United States, provided that the law of the District of Columbia shall serve as the federal rule of decision in all instances except where such law is inconsistent with Farmer Mac’s enabling legislation, its public purposes or any provision of this Certificate.
(f)    RECEIPT AND ACCEPTANCE OF A SHARE OR SHARES OF THE PREFERRED STOCK BY OR ON BEHALF OF A HOLDER SHALL CONSTITUTE THE UNCONDITIONAL ACCEPTANCE BY THE HOLDER (AND ALL OTHERS HAVING BENEFICIAL OWNERSHIP OF SUCH SHARE OR SHARES) OF ALL OF THE TERMS AND PROVISIONS OF THIS CERTIFICATE. NO SIGNATURE OR OTHER FURTHER MANIFESTATION OF ASSENT TO THE TERMS AND PROVISIONS OF THIS CERTIFICATE SHALL BE NECESSARY FOR ITS OPERATION OR EFFECT AS BETWEEN FARMER MAC AND THE HOLDER (AND ALL SUCH OTHERS).

IN WITNESS WHEREOF, I have executed this Certificate as of May 27, 2021.

                By: /s/ Stephen P. Mullery
                Name: Stephen P. Mullery
                Title: Executive Vice President – General Counsel and Secretary

[Signature Page to Certificate of Designation]